AMENDMENT
TO
AMENDED AND RESTATED SUB-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Amendment (“Amendment”) is made as of the 12th day of December, 2019, by and between Touchstone Advisors, Inc. (the “Administrator”) and The Bank of New York Mellon (successor in assignment to BNY Mellon Investment Servicing (US) Inc.) (“BNY Mellon”).

BACKGROUND:

A.
The Administrator serves as the administrator of each registered investment company listed on Exhibit A attached to the Agreement (as defined below) as such Exhibit A may be amended from time to time (each, a Fund”).

B.
BNY Mellon and the Administrator entered into an Amended and Restated Sub-Administration and Accounting Services Agreement dated as of January 1, 2015, as amended to date, (the “Agreement”) relating to BNY Mellon’s provision of services on behalf of each Fund’s investment portfolios also listed on Exhibit A to the Agreement (each a “Portfolio”).

C.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	All references to “BNY Mellon Investment Servicing (US) Inc.” in the Agreement are hereby deleted and replaced with “The Bank of New York Mellon”.

2.	Section 17(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a)    Unless terminated pursuant to its terms this Agreement shall continue until 11:59 PM (Eastern time) on December 31, 2020 (the “Initial Term”).”

3.	For clarity, as of the effective date of this Amendment the Agreement shall be deemed to be in its “Initial Term” (as defined in Section 2 above) rather than in a “Renewal Term.”

4.    Miscellaneous.

(a)
Capitalized terms not defined in this Amendment shall have the same meanings as set forth in the Agreement. In the event of a conflict between the terms hereof and the Agreement this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)
The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

(d)
This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)	This Amendment shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of laws.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

TOUCHSTONE ADVISORS, INC.
On behalf of each Fund and its Portfolios identified on Exhibit A attached to the Agreement

By: /s/ Terrie Wiedenheft
Name: Terrie Wiedenheft
Title: Chief Financial Officer

By: /s/ Steven M. Graziano
Name: Steven M. Graziano
Title: President

THE BANK OF NEW YORK MELLON

By: /s/ David J. Pasternak
Name: David J. Pasternak
Title: Vice President